Exhibit 10.4
April 23, 2007
Mr. Curtis Broome
c/o Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas 75234
Re: Employment Terms
Dear Curtis:
     I am pleased to set forth the terms and conditions of your employment with Natural Health Trends Corp. (the “Company”), effective as of April 23, 2007 (the “Commencement Date”). We look forward to your significant contributions toward the achievement of our goals.
The Position
     You will continue to serve the Company as President of NHT Global, with the authority and responsibility to direct, manage and supervise all of the Company’s markets worldwide. You will be an executive officer of the Company and will report to the President of the Company.
Compensation Package
     Your base salary is $250,000 per year, subject to a minimum of 3% annual increase per year every January 1st as approved by the Board, and you will also be eligible to receive annual incentive compensation, in accordance with the Company’s Annual Incentive Plan. The incentive bonus will be paid in cash immediately following the completion of the Company’s year end audit of its financial statements.
Housing Allowance
     You will also be provided with a housing and living allowance equal to $80,000 per annum for the period of time during which you reside in Hong Kong. This housing and living allowance may be evaluated by an independent appraiser retained by the Company from time to time. If any such appraisal reveals that an adjustment is warranted, this housing and living allowance will be increased or decreased accordingly.
Benefits Package
     Your compensation will also include participation in our standard benefits program available to our U.S. based employees.
Equity Participation
     You will be eligible for a “staking grant” of restricted shares no later than April 23 2007 in accordance with the Company’s 2005 Stock Option Plan, as amended. The restricted shares will vest over a three year period on a pro rata quarterly basis following the Commencement Date (unless your employment with the Company is sooner terminated). You will also be entitled to an annual equity grant in accordance with the Company Annual Incentive Plan or Annual Equity Plan.
Vacation
     You will be entitled to four (4) weeks vacation per annum, in accordance with the Company’s vacation policy.
Severance
     You will be entitled to Severance Payments (as defined below) if any of the following events occur: (i) the Company terminates you without Cause (as defined below) during the period commencing on the date that is thirty (30) days prior to a Change of Control (as defined below) through and including the date that is 18 months following such Change of Control (a “Change of Control Termination”); (ii) you

Mr. Curtis Broome
April 23, 2007

provide the Company with written notice of your resignation for Good Reason (as defined below) and the Company has not cured such event within 30 days following its receipt of such written notice; or (iii) the Company terminates you without Cause (other than in connection with a Change of Control as contemplated in (i) above).
     However, in order to receive any Severance Payments you must execute and deliver to the Company a full general release of all claims against the Company and its affiliates in form and substance satisfactory to the Company.
     As used herein, the term:
     (a) “Severance Payments” shall mean the continuation of the payment of your base salary then in effect (plus health and medical insurance coverage as previously provided to you or, if required in lieu thereof, COBRA payments providing such coverage) for a period of one (1) years following the termination date, or until such earlier date on which you become engaged in any Competitive Activity (as defined in the Non-Competition Agreement) or otherwise breach the terms and conditions of the Non-Competition Agreement (each, a “Severance Payment Termination Event); provided however, that with respect to a Change of Control Termination, the Employee shall be entitled to receive Severance Payments equal to your base salary for two (2) years, due and payable to you in a lump sum 30 days after the termination date; ;
     (b) “Cause” shall include, without limitation, the following: (i) failure or neglect, by you to perform the duties of your position; (ii) your failure to obey orders given by the Company or your supervisors; (iii) your misconduct in connection with the performance of any of your duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (iv) your commission of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which impairs or injures the reputation of, or harms, the Company; (v) your disloyalty, including without limitation, aiding a competitor; (vi) your failure to devote your full time and best efforts to the Company’s business and affairs; (vii) your failure to work exclusively for the Company; (viii) your failure to fully cooperate in any investigation by the Company; (ix) your material breach of this Agreement or Company rules; (x) any other act of misconduct by you that could reasonably be expected to have a material adverse effect on the Company, its business, prospects or reputation; (xi) your abuse of alcohol or other drugs or controlled substances; or (xii) your resignation (other than for Good Reason).
     (c) “Change of Control” shall mean: (i) when any “person” as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this provision; or (iii) the occurrence of a transaction requiring stockholder approval under applicable state law for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through the purchase of assets, or by merger, or otherwise; provided however, that none of the foregoing shall constitute a Change of Control if such transaction, event or occurrence shall be approved by, or consented to, by the Employee;

Mr. Curtis Broome
April 23, 2007

     (d) “Good Reason” shall mean the occurrence of any of the following without your written consent or approval: (A) the assignment to you of duties inconsistent with this Agreement or a material diminution in your title, authority or base compensation; (B) any change in reporting responsibility so that you report to any person other than the Board of Directors thereof; (C) any material breach of the Agreement by this Company or (D) the Company requires you to relocate more than 50 miles outside of the Dallas-Fort Worth Metroplex metropolitan area.
Non-Competition and Confidentiality Agreement
     The Company agrees to provide you with confidential and proprietary information so that you may perform your duties under this Agreement. You agree to enter into a Non-Competition and Proprietary Rights Assignment Agreement, a form of which is attached hereto as Exhibit A (the “Non-Competition Agreement”), pursuant to which you will agree that you will keep in confidence the Company’s confidential information, you will not compete with the Company, and you will not solicit employees or independent distributors of the Company.
Governing Law
     This Agreement shall be deemed a contract made under the laws of Texas and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed within said State.
Arbitration
     All disputes between Parties in connection with arising out of the existence, validity, construction, performance and termination of this Agreement shall be finally settled by arbitration under the Federal Arbitration Act. The arbitration shall be held in Dallas, Texas in accordance with the Rules of the American Arbitration Association for employment disputes by one or more arbitrators appointed in accordance with the said Rules and the award of such arbitrators shall be final and binding upon the Parties. The non-prevailing party shall pay for all reasonable costs and expenses incurred in connection with such dispute, including filing and arbitrator fees as well as the reasonable costs and expenses of opposing legal counsel.
Employment at Will
     You understand that your employment will be at will, and either you or the Company may terminate the relationship at any time upon four (4) weeks notice; provided however, that the at will relationship will not in any way affect the Company’s obligation to pay severance to you as set forth above under “Severance”.
     We all look forward to working with you and know that you will do an outstanding job in this critical role. All of the benefits described in this letter are conditioned upon your acceptance of this offer. Please indicate your acceptance and agreement with the terms of this letter by signing below in the space provided and by signing the Non-Competition Agreement.

Sincerely, NATURAL HEALTH TRENDS CORP.
By:	/s/ Chris T. Sharng
	Name:	Chris T. Sharng
	Title:	President

Acknowledged and Agreed:

/s/ Curtis Broome

Exhibit A
NATURAL HEALTH TRENDS CORP.
NON-COMPETITION AND PROPRIETARY RIGHTS
ASSIGNMENT AGREEMENT
Employee’s Name:     Curtis Broome (“Employee”)
Date: April 23, 2007
In consideration of Employee’s continued employment by or other similar relationship with Natural Health Trends Corp. (the “Company”) and in consideration for and as a condition to the transactions contemplated by that certain Employment Agreement dated as of the date hereof by and between the Company and Employee (the “Employment Agreement”), including without limitation the Company’s promise to provide Employee with confidential information, Employee hereby agrees with the Company as follows:
     1. Confidential Information. During the term of this Agreement and in the course of Employee’s performance of services for the Company, the Company agrees to provide Employee with confidential or competitively sensitive information of the Company, which may include information of a third party with which the Company has a business relationship, relating to the Company’s or such third party’s current or prospective business, research and development activities, products, technology, strategy, organization and/or finances (collectively, “Confidential Information”). Such Confidential Information, which may be disclosed orally or in writing, shall include, without limitation, Technology (as defined in Section 2(a)), Work Product (as defined in Section 2(a)), plans, strategies, negotiations, customer or prospect identities, market analyses, projections, forecasts, cost and performance data, sales data, financial statements, price lists, pre-release information regarding the Company’s products, personnel lists and data, and all documents and other materials (including any notes, drawings, reports, manuals, notebooks, summaries, extracts or analyses), whether in written or electronic form, that disclose or embody such Confidential Information.
     Confidential Information shall not include information that is now, or hereafter becomes, through no act or failure to act on Employee’s part, generally known to the public; information that was rightfully in Employee’s possession without confidentiality restriction prior to the Company’s disclosure to Employee; information that was rightfully obtained by Employee from a third party who has the right, without obligation to the Company, to transfer or disclose such information; or information which Employee is required to disclose pursuant to judicial order, provided that in the latter case Employee shall promptly notify the Company and take reasonable steps to assist the Company in protecting the Company’s rights prior to disclosure. At all times, both during Employee’s relationship with the Company and after the termination thereof, Employee will keep all Confidential Information in strict confidence; will not use Confidential Information except for the purpose of providing services to the Company; and will not divulge, publish, disclose or communicate Confidential Information, in whole or in part, to any third party. Employee further agrees that Employee will not allow any unauthorized person access to Confidential Information, either before or after the termination of this Agreement, and will take all action reasonably necessary and satisfactory to the Company to protect the confidentiality of Confidential Information. Employee agrees not to reproduce or copy by any means Confidential Information, except as reasonably required to accomplish the purposes of the Employment Agreement, and further agrees not to remove any proprietary rights legend from such Confidential Information or copies thereof made in accordance with this Agreement. Employee will not erase, discard or destroy any tangible or electronic materials that disclose or embody Confidential Information without specific instructions from the Company to do so.
     Upon termination of Employee’s services for any reason, or upon demand by the Company at any time, the Company’s agreement to provide, and Employee’s right to use, Confidential Information shall immediately terminate, and Employee shall return promptly to the Company, or destroy, at the Company’s option, all tangible and electronic materials that disclose or embody Confidential Information.
     2. Assignment of Work Product.
          (a) For purposes of this Agreement: “Technology” shall mean all ideas, concepts, inventions, discoveries, developments, creations, methods, techniques, processes, machines, products, devices, compositions of matter, improvements, modifications, designs, systems, specifications, schematics, formulas, mask works, works of authorship, software, algorithms, data and know-how, whether or not patentable or copyrightable, and all related notes, drawings, reports, manuals, notebooks, summaries, memoranda and other documentation; “Intellectual Property Rights” shall mean all worldwide intellectual property rights including, without limitation, all rights relating to the protection of inventions, including patents, patent applications and certificates of invention; all rights associated with works of authorship, including copyrights and moral rights; all rights relating to the protection of trade secrets and confidential information; all rights related to the protection of trademarks, logos and service marks; any rights analogous to those set forth herein, and all other proprietary rights related to intangible property; and “Work Product” shall mean any and all Technology made, conceived, designed, created, discovered, invented or reduced to practice by Employee during the term of this Agreement that (i) results from Employee’s performance of services for the Company, (ii) is related to the business of the Company or (iii) is based upon the use of Confidential Information.
          (b) Employee agrees to promptly disclose to the Company in writing all Work Product upon the development, conception or creation thereof by Employee, as well as, at any time, upon the request of the Company.
          (c) Employee agrees that all Work Product shall be the sole and exclusive property of the Company, and does hereby irrevocably and unconditionally transfer and assign to the Company, its successors and assigns, all right, title and interest Employee may have or acquire in or to any Work Product, including all Intellectual Property Rights therein. Employee further agrees that any and all works of authorship created, authored or developed by Employee hereunder shall be deemed to be “works made for hire” within the meaning of the United States copyright law and, as such, all rights therein including copyright shall belong solely and exclusively to the Company from the time of their creation. To the extent any such work of authorship may not be deemed to be a work made for hire, Employee agrees to, and does hereby, irrevocably and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work.
          (d) Upon request by the Company, Employee agrees to execute and deliver all such documents, certificates, assignments and other writings, and take such other actions, as may be necessary or desirable to vest in the Company ownership in all Work Product as provided in this Section 2, including, but not limited to, the execution and delivery of all applications for securing all

United States and foreign patents, copyrights and other Intellectual Property Rights relating to Work Product. The Company shall reimburse Employee for any reasonable expenses incurred by Employee at the Company’s request to secure title or legal protection on the Company’s behalf for any such Work Product. In the event that the Company is unable to secure Employee’s signature to any document, or if Employee otherwise fails to take any action deemed necessary by the Company to protect or maintain the Company’s ownership of Work Product and Intellectual Property Rights therein, then the Company may, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act on and in Employee’s behalf and stead to, execute and file any such applications and perform all other lawfully permitted acts to perfect Employee’s assignment and transfer of ownership rights to the Company with the same legal force and effect as if executed, filed and performed by Employee.
          (e) For purposes of this Section 2(e), “Background Technology” shall mean Technology owned by or licensed to Employee as of the date that Employee was first employed by the Company or developed or otherwise obtained by Employee following the that Employee was first employed by the Company independently of the performance of services hereunder by Employee. The Company acquires no rights in the Background Technology, except as specifically provided in this Agreement and, as between the parties, Employee retains all rights therein. Employee hereby grants to Company a royalty-free, worldwide, non-exclusive, perpetual, sublicensable and irrevocable right and license to use, for all purposes in Company’s business, Background Technology that has been disclosed by Employee to Company or that is embodied within or related to the use, operation or improvement of Work Product created by Employee in connection with Employee’s performance of services for the Company.
     3. Representation. Employee hereby represents to the Company that the Work Product Employee creates under the Employment Agreement will be original, and that Employee’s performance of services under the Employment Agreement and the Company’s use of Employee’s Work Product will not breach any agreement Employee has with any third party or the intellectual property rights or other rights of any third party.
     4. Return of Materials. All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Employee by the Company or are produced by Employee in connection with Employee’s services will be and remain the sole property of the Company. Employee will return to the Company all such materials and property as and when requested by the Company. In any event, Employee will return all such materials and property immediately upon termination of Employee’s services for any reason. Employee will not retain any such material or property or any copies thereof upon such termination.
     5. Competitive Activities. From the date hereof until the six (6) month anniversary of the later of the date on which Employee no longer is employed by the Company, serves as a consultant to the Company or serves as a member of the Board of Directors of the Company (the “Non-Compete Restricted Period”), Employee will not, directly or indirectly, whether as owner, partner, shareholder, director, agent, employee, co-venturer, consultant, independent distributor or otherwise, without the written consent of the Company, engage, participate, invest in, or provide services to, any multi-level marketing business that indirectly or directly competes with the Company in recruiting for independent distributors (collectively, the “Competitive Activities”). The prohibition set forth in this Section 5 shall not restrict Employee from (a) owning or holding up to two percent (2%) of the shares of stock of any company registered or sold on any recognized stock exchange or sold in the over-the-counter market or (b) providing services that do not involve management, marketing or sales or consulting with the management, marketing or sales personnel. Employee understands and agrees that the restrictions set forth in this Section 5 are intended to protect the Company’s reasonable competitive business interests, its interest in its Confidential Information and established and prospective customer relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.
     6. Nonsolicitation of Customers and Distributors. During the Non-Compete Restricted Period plus six (6) months (the “Nonsolicitation Period”), Employee will not, in any capacity, directly or indirectly:
(a)	solicit business or patronage of any customer or prospective customer (collectively, “Customer”), or distributor or prospective distributor (collectively, “Distributor”) of the Company in connection with any Competitive Activity;

(b)	divert, entice, or otherwise take away from the Company the business or patronage of any Customer or Distributor, or attempt to do so;

(c)	solicit, induce or assist any Customer, Distributor or supplier to terminate or reduce its relationship with the Company;

(d)	assist with the provision of any services to a Customer or Distributor (except in Employee’s capacity as an employee of the Company); or

(e)	refer a Customer, Distributor or supplier to another person engaged (or to be engaged) in Competitive Activities.
     7. Nonsolicitation of Employees. During the Nonsolicitation Period, Employee will not:
(a)	hire or employ, directly or indirectly through any enterprise with which Employee is associated, any current employee of the Company or any individual who had been employed by the Company within one (1) year preceding Employee’s termination (other than persons whose employment by the Company was terminated by or at the request of the Company); or

(b)	recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee or director of the Company to terminate his or her employment or other relationship with the Company.
     8. Acknowledgments. Employee acknowledges and agrees that the restrictions set forth in this Agreement are intended to protect the Company’s interest in Confidential Information and its commercial relationships and goodwill (with its Customers, Distributors, vendors, directors and employees), and are reasonable and appropriate for these purposes.
     9. Disclosure of Agreement. Employee will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

     10. Third-Party Agreements and Rights. Employee hereby confirms that Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Employee’s use or disclosure of information or Employee’s engagement in any business, except as may be disclosed in Schedule A attached to this Agreement prior to its acceptance by the Company. Employee has delivered to the Company true and complete copies of any agreements listed on Schedule A. Employee represents to the Company that Employee’s execution of this Agreement, Employee’s employment with the Company and the performance of Employee’s proposed duties for the Company will not violate any obligations Employee may have to any such previous employer or other party. In Employee’s work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
     11. Injunction. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
     12. Binding Effect. This Agreement will be binding upon Employee and Employee’s heirs, executors, administrators and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns.
     13. Enforceability. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.
     14. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter. This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.
     15. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to Employee at the last address which Employee has filed in writing with the

Company or, in the case of any notice to the Company, at its main offices, to the attention of the undersigned officer.
     16. Governing Law. The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of Texas, without applying the conflict of laws provisions thereof.
     17. Arbitration. All disputes between Parties in connection with or arising out of the existence, validity, construction, performance and termination of this Agreement shall be finally settled by arbitration. The arbitration shall be held in the Dallas, Texas in accordance with the Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules and the award of such arbitrators shall be final and binding upon the Parties. The non-prevailing party shall pay for all reasonable costs and expenses incurred in connection with such dispute, including filing and arbitrator fees as well as the reasonable costs and expenses of opposing legal counsel.
     18. Escrow. If Employee is terminated for cause and, within 30 days of such termination, initiates an arbitration proceeding disputing that the termination was for cause, then the Company will either (a) on each regular pay day of the Company occurring following the expiration of 10 days after such arbitration is commenced, pay into an escrow account an amount equal to the Severance Payment (net of payroll taxes) that would be due to Employee under the Employment Agreement if the termination was without cause until six months of such Severance Payments have been made, or (b) release Employee from any remaining obligations under Section 5, 6 or 7 of this Agreement. If the Company fails to make any such escrow payment, then the Company will be deemed to have released Employee from any further obligation under Section 5, 6 or 7 of this Agreement.
     19. Prior Material Breach. Notwithstanding anything to the contrary in this Agreement, the failure of the Company to make any payment to Employee that is required under the Employment Agreement or this Agreement shall, if such failure is not excused (as provided below) and continues for five business days after written notice to the Company of such failure, excuse Employee from complying with Sections 5, 6 and 7 of this Agreement. The failure of the Company to pay Employee under the Employment Agreement shall be excused by Employee’s prior material breach of this Agreement or the Employment Agreement.
EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. EMPLOYEE HAS READ IT CAREFULLY AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.

NATURAL HEALTH TRENDS CORP.		EMPLOYEE

By:	/s/ Chris Sharng	By:	/s/ Curtis Broome

	Name: Chris Sharng Title: President		Name: Curtis Broome

Dated:		Dated:

Schedule A
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